Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-112874) of Hilltop Holdings Inc.,

(2) Registration Statement (Form S-3 No. 333-160047) of Hilltop Holdings Inc., and

(3) Registration Statement (Form S-3 No. 333-129254) of Hilltop Holdings Inc.;

of our report dated March 15, 2013, with respect to the consolidated financial statements of PrimeLending, a PlainsCapital Company and our report dated February 28, 2013, with respect to the financial statements of First Southwest Company, included in this Annual Report (Form 10-K) of Hilltop Holdings Inc. for the year ended December 31, 2012. The PrimeLending, a PlainsCapital Company and First Southwest Company financial statements, to which our reports relate, are not presented separately herein.

/s/ Ernst & Young LLP

March 15, 2013

Dallas, Texas